Exhibit 99.1

[LOGO OF TRITONPCS]

1100 Cassatt Road Berwyn, PA 19312 Phone: 610-651-5900 Fax: 610-993-2683

For Immediate Release:

May 22, 2003

TRITON PCS COMMENCES TENDER OFFER

FOR ITS 11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008

AND

COMMENCES OFFERING OF NEW SENIOR UNSECURED NOTES

TO REPAY INDEBTEDNESS

Berwyn, Pa., May 22, 2003 – Triton PCS, Inc. announced today that it has commenced a cash tender offer for up to $315 million aggregate principal amount (the “Maximum Tender Amount”) of its 11% Senior Subordinated Discount Notes Due 2008 ($511,989,000 aggregate principal amount outstanding) (the “11% Notes”) (CUSIP No. 896778AB3). This offer is being made upon the terms and is subject to the conditions set forth in an Offer to Purchase dated May 22, 2003.

The tender offer is scheduled to expire at midnight, New York City time on June 19, 2003, unless extended or earlier terminated (the “Expiration Date”). Holders of 11% Notes who tender their Notes on or prior to 5:00 p.m., New York City time, on June 5, 2003, unless extended or earlier terminated (the “Early Tender Date”), will receive the Total Consideration of 105.85% of the principal amount of the 11% Notes validly tendered (as described below). Holders who tender their 11% Notes after 5:00 p.m., New York City time, on the Early Tender Date but prior to the midnight, New York City time, on the Expiration Date, will receive 103.85% of the principal amount of the 11% Notes validly tendered (the “Tender Offer Consideration”). The Total Consideration is the sum of the Tender Offer Consideration and a premium of 2.00% paid to each holder of 11% Notes that validly tenders on or prior to the 5:00 p.m., New York City time, on the Early Tender Date. In each case, holders that validly tender their Notes shall receive accrued and unpaid interest up to, but not including, the payment date.

In the event that less than $315 million is tendered pursuant to the Offer, Triton PCS may call for redemption, upon satisfaction of the financing condition described below, in accordance with the terms of the indenture governing the 11% Notes, an amount, together with all other purchases of 11% Notes, that would equal up to the Maximum Tender Amount of the 11% Notes, at the applicable redemption price of 105.50% of the principal amount thereof, plus interest accrued to the redemption date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture.

Triton PCS intends to finance the tender offer, the redemption and the payment of certain other indebtedness with the net proceeds from its offering of $500 million of senior unsecured notes, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, together with other available funds. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The obligation to accept for purchase and to pay for 11% Notes in the tender offer is conditioned on, among other things, the receipt by Triton PCS before midnight, New York City time, on the Expiration Date of net proceeds from the offering of senior unsecured notes by Triton PCS or other available sources of cash, in each case on terms and conditions satisfactory to Triton PCS, sufficient to repay outstanding borrowings under Triton PCS’ existing credit facility and to purchase 11% Notes pursuant to the tender offer (or otherwise redeem up to $315 million of the 11% Notes, if less than $315 million of the 11% Notes have been tendered).

A more comprehensive description of the tender offer can be found in the Offer to Purchase.

Triton PCS has retained Lehman Brothers to serve as the Dealer Manager and D.F. King & Co., Inc. to serve as the Information Agent for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 431-9643 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Emily E. Shanks.

Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com, and www.suncom.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release, including the facts and assumptions underlying such discussions, may be considered forward-looking statements and could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed from time to time in the company’s SEC reports. Triton PCS assumes no obligation to update information in this release.

Contacts:

Maria Olagues (Investors)	Christine Davies (Media)
Phone: 610-722-4448	Phone: 610-722-4462
molagues@tritonpcs.com	cdavies@tritonpcs.com